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                                                                 EXHIBIT 10.26.E

                                FIFTH AMENDMENT
                               TO LOAN AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Agreement") dated this 28th day of January, 1998, by and between IMAGE ENTERTAINMENT, INC. a California Corporation ("Borrower") and UNION BANK OF CALIFORNIA, N. A. ("Bank").

Whereas, Borrower and Bank have previously entered into that certain Loan Agreement, dated December 17, 1996, (the "Loan Agreement"), pursuant to which Bank has agreed to make certain loans and advances to Borrower and Amendments thereto dated February 5, 1997 and February 28, 1997, September 27, 1997, and October 31, 1997, (the "Agreement").

Whereas, Borrower has requested that Bank agree to amend certain provisions contained in the Loan Agreement; and

Whereas, Borrower and Bank have agreed and intend to hereby amend the Loan Agreement.

Now, therefore, the parties hereby agree as follows:

     1. DEFINED TERMS. Initially capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Agreement

     2.   AMENDMENT TO THE AGREEMENT.

          (a) Section 1.1 The Revolving Loan shall be deleted in its entirety and a new section 1.1 shall be added as follows:

          1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before December 31, 1999 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding absent manifest error. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

     (b) Section 1.11 The Borrowing Base shall be deleted in its entirety and a new section 1.11 shall be added as follows:

          1.11 THE STANDBY LETTER OF CREDIT SUBLIMIT. As a sublimit to the revolving loan, Bank shall issue, for the account of borrower, one or more irrevocable standby letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed six million dollars ($6,000,000) and shall reduce, dollar for dollar, the maximum amount available at such
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          time under the revolving loan. No L/C shall expire after December 31,
          1999.

     3. Except as modified hereby, the Loan Agreement shall remain otherwise unchanged and in full force and effect and this Agreement shall be effective from the date hereof and shall have no retroactive effect whatsoever.

In Witness Whereof, Borrower has executed and delivered this Agreement.

"Borrower"
Image Entertainment, Inc.



By:  /s/ JEFF M. FRAMER
     -------------------------------------
     Jeff Framer, CFO

Accepted and effected this ____ day of January, 1998; at Bank's place of business in the City of Los Angeles, State of California.

"Bank"
Union Bank of California, N.A.


By:  /s/ RONALD L. WATTERWORTH
     -------------------------------------
     Ronald L. Watterworth, Vice President